Exhibit 99.1

PlusFunds+

January 6, 2006

Dear Investor,

Further to our letters of December 20 and December 23, we write to give you an update on events related to the Refco bankruptcy proceedings that affect the fifteen segregated accounts that comprise the SPhinX Managed Futures Fund SPC (“SMFF”), and the SPhinX funds (the “Funds”) generally. As we previously discussed, on December 16, the Official Committee of Unsecured Creditors of Refco, Inc. (the “Creditors’ Committee”), filed an adversary proceeding in Bankruptcy Court against SMFF seeking a preference claim of $312 million transferred from Refco Capital Markets Ltd. (“RCM”) before RCM filed for bankruptcy in October 2005. As we informed you, on December 16, 2005, the Creditors’ Committee obtained an ex parte temporary restraining order (the “TRO”) against SMFF attaching $312 million in its accounts. The Court modified the TRO on December 18, among other things, to allow SMFF to trade in the ordinary course of business.

Today the Court set aside the January 17, 2006 trial date without setting a new date. The Creditors’ Committee announced that it shortly will file for summary judgment, which SMFF intends to oppose vigorously.

Additionally, as a consequence of the TRO, on December 30, the SPhinX board of directors (the “SPhinX Board”), which is independent of PlusFunds Group, Inc. (the “Investment Manager’), considered issues relating to the setting of net asset value (“NAV”) for SMFF and redemptions of investments that were scheduled as of December 30, 2005. The SPhinX Board determined to investigate and pursue the following approach, subject to obtaining further information and advice: To the extent redemptions are to be made, directly or indirectly, from funds other than SMFF, those redemptions will be paid in cash pursuant to terms of the applicable Offering Memorandum. To the extent the redemptions are to be made, directly or indirectly, from SMFF, those redemptions would be made in the form of securities representing the assets subject to the attachment order in the preference action. The assets underlying those securities would be held in cash in interest-bearing accounts pending resolution of the preference action. When the preference action is resolved, amounts available would then be distributed on a pro rata basis to the investors holding these securities. As we previously reported, any new investments or other amounts entering SMFF will not be subject to the TRO or to the preference claim.

The SPhinX Board also has made appropriate accrual for legal and other costs for matters of which it is aware and can reasonably expect to arise consequent upon the Refco bankruptcy, the TRO and other matters which have occurred as of December 30, 2005. To the extent such accrual is sufficient to discharge the foregoing costs, there will be no further charge to the Funds.

The Investment Manager is committed to protecting the interest of its investors to the maximum possible extent, and we will continue to keep you advised of pertinent events in the Refco bankruptcy proceedings and otherwise.

We are grateful for your continued support.

Sincerely yours,

PlusFunds Group, Inc.

PlusFunds Group, Inc. 1500 Broadway, 11th Floor, New York, NY 10036 I T212,653.1900 F212.653.1970 I www.plusfunds.com